                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)


                                AUTONATION, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)


                                   05329W102
                                 (CUSIP Number)

                            JONATHAN L. AWNER, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                           ONE SOUTHEAST THIRD AVENUE
                              MIAMI, FLORIDA 33131
                            TEL. NO. (305) 374-5600
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                OCTOBER 30, 2001
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box: [ ]



                         (Continued on following pages)


                                  SCHEDULE 13D

    CUSIP NO.    05329W102
--------------------------------------------------------------------------------------------------------------------
        1        NAME OF REPORTING PERSONS
                 1 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                 Harris W. Hudson
--------------------------------------------------------------------------------------------------------------------
        2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)[ ]
                                                                                                         (b)[ ]
--------------------------------------------------------------------------------------------------------------------
        3        SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
        4        SOURCE OF FUNDS


--------------------------------------------------------------------------------------------------------------------
        5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                                            [ ]
                 REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------------------------------------------
        6        CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States of America
--------------------------------------------------------------------------------------------------------------------
                                               7       SOLE VOTING POWER
            NUMBER OF                                  17,151,088
              SHARES
           BENEFICIALLY           ----------------------------------------------------------------------------------
             OWNED BY                          8       SHARED VOTING POWER
               EACH                                    -0-
            REPORTING             ----------------------------------------------------------------------------------
           PERSON WITH                         9       SOLE DISPOSITIVE POWER
                                                       17,151,088
                                  ----------------------------------------------------------------------------------
                                               10      SHARED DISPOSITIVE POWER
                                                       -0-
--------------------------------------------------------------------------------------------------------------------
       11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 17,151,088
--------------------------------------------------------------------------------------------------------------------
       12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                              [ ]
                 EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------------------------------------------
       13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 5.3%
--------------------------------------------------------------------------------------------------------------------
       14        TYPE OF REPORTING PERSON

                 IN



                                  SCHEDULE 13D

    CUSIP NO.    05329W102
--------------------------------------------------------------------------------------------------------------------
        1        NAME OF REPORTING PERSONS
                 1 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                 Harris W. Hudson Limited Partnership
--------------------------------------------------------------------------------------------------------------------
        2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)[ ]
                                                                                                         (b)[ ]
--------------------------------------------------------------------------------------------------------------------
        3        SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
        4        SOURCE OF FUNDS


--------------------------------------------------------------------------------------------------------------------
        5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                                            [ ]
                 REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------
        6        CITIZENSHIP OR PLACE OF ORGANIZATION

                 Nevada
--------------------------------------------------------------------------------------------------------------------
                                               7       SOLE VOTING POWER
            NUMBER OF                                  15,696,779
              SHARES              ----------------------------------------------------------------------------------
           BENEFICIALLY                        8       SHARED VOTING POWER
             OWNED BY                                  -0-
               EACH               ----------------------------------------------------------------------------------
            REPORTING                          9       SOLE DISPOSITIVE POWER
           PERSON WITH                                 15,696,779
                                  ----------------------------------------------------------------------------------
                                               10      SHARED DISPOSITIVE POWER
                                                       -0-
--------------------------------------------------------------------------------------------------------------------
       11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 15,696,779
--------------------------------------------------------------------------------------------------------------------
       12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                              [ ]
                 EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------------------------------------------
       13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 4.8%
--------------------------------------------------------------------------------------------------------------------
       14        TYPE OF REPORTING PERSON

                 PN



                                  SCHEDULE 13D

    CUSIP NO.    05329W102
--------------------------------------------------------------------------------------------------------------------
        1        NAME OF REPORTING PERSONS
                 1 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                 Harris W. Hudson, Inc.
--------------------------------------------------------------------------------------------------------------------
        2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                        (a)[ ]
                                                                                                         (b)[ ]
--------------------------------------------------------------------------------------------------------------------
        3        SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
        4        SOURCE OF FUNDS


--------------------------------------------------------------------------------------------------------------------
        5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS                                            [ ]
                 REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
--------------------------------------------------------------------------------------------------------------------
        6        CITIZENSHIP OR PLACE OF ORGANIZATION

                 Nevada
--------------------------------------------------------------------------------------------------------------------
                                               7       SOLE VOTING POWER
            NUMBER OF                                  15,696,779
              SHARES              ----------------------------------------------------------------------------------
           BENEFICIALLY                        8       SHARED VOTING POWER
             OWNED BY                                  -0-
               EACH               ----------------------------------------------------------------------------------
            REPORTING                          9       SOLE DISPOSITIVE POWER
           PERSON WITH                                 15,696,779
                                  ----------------------------------------------------------------------------------
                                               10      SHARED DISPOSITIVE POWER
                                                       -0-
--------------------------------------------------------------------------------------------------------------------
       11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  15,696,779
--------------------------------------------------------------------------------------------------------------------
       12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                              [ ]
                 EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------------------------------------------
       13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 4.8%
--------------------------------------------------------------------------------------------------------------------
       14        TYPE OF REPORTING PERSON

                 CO


         The Reporting Persons listed on the cover pages to this Amendment No.
5 to Schedule 13D hereby make the following statement (this "Statement") pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. This Statement is an amendment to the Schedule 13D filed by Harris W. Hudson dated May 21, 1995, as amended by Amendment No. 1 dated June 29, 1995, as amended by Amendment No. 2 dated August 3, 1995, as amended by Amendment No. 3 dated January 16, 1997 as amended by Amendment No. 4 dated March 29, 2000 (taken together, the "Original Schedule 13D"). For further information regarding any of the items amended herein, reference is made to the Original Schedule 13D. Capitalized terms used herein and not defined have the meanings ascribed to them in the Original Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 of the Original Schedule 13D is hereby amended in its entirety as follows:

         (a) and (b) As of October 30, 2001, Mr. Hudson may be deemed to beneficially own 17,151,088 shares of Common Stock, which includes 15,696,779 shares of Common Stock beneficially owned by HWHLP described below and 1,454,309 shares of Common Stock issuable upon exercise of employee stock options, representing approximately 5.3% of the outstanding shares of Common Stock, calculated in accordance with Rule 13d-3 under the Exchange Act (based on 324,967,303 shares of Common Stock issued and outstanding as of October 26, 2001, plus the 1,454,309 shares of Common Stock issuable upon exercise of employee stock options which Mr. Hudson may be deemed to beneficially own and which are deemed outstanding for the purpose of this computation). Mr. Hudson has the sole power to vote and the sole power to dispose of the 17,151,088 shares of Common Stock which he may be deemed to beneficially own.

         As of October 30, 2001, HWHLP may be deemed to beneficially own 15,696,779 shares of Common Stock representing approximately 4.8% of the outstanding shares of Common Stock, calculated in accordance with Rule 13d-3 under the Exchange Act (based on 324,967,303 shares of Common Stock issued and outstanding as of October 26, 2001). HWHLP has the sole power to vote and the sole power to dispose of the 15,696,779 shares of Common Stock which it may be deemed to beneficially own.

         As of October 30, 2001, HWHI may be deemed to beneficially own the 15,696,779 shares of Common Stock beneficially owned by HWHLP described above, representing 4.8% of the outstanding shares of Common Stock, calculated in accordance with Rule 13d-3 under the Exchange Act (based on 324,967,303 shares of Common Stock issued and outstanding as of October 26, 2001). HWHI has the sole power to vote and the sole power to dispose of the 15,696,779 shares of Common Stock which it may be deemed to beneficially own.

         As of October 30, 2001, none of the persons listed in Item 2 above (other than the Reporting Persons), owns more than 1% of the outstanding shares of Common Stock.

        (c) On October 30, 2001, HWHLP sold 2,000,000 shares of Common Stock at a price of $10.00 per share in a block trade. Otherwise, there have been no transactions in the Common Stock of the Issuer effected by Mr. Hudson, HWHLP, HWHI or, to the knowledge of the Reporting Persons, by any other person listed in Item 2, during the past 60 days.

        (e) On October 30, 2001, HWHLP and HWHI ceased to be beneficial owners of more than five percent of the Common Stock.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     /s/ Harris W. Hudson
                                     -----------------------------------------
                                         HARRIS W. HUDSON


Dated: November 6, 2001

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     HARRIS W. HUDSON LIMITED
                                     PARTNERSHIP, a Nevada limited partnership

                                     By: Harris W. Hudson, Inc., a Nevada
                                         corporation, as general partner

                                         By: /s/ Harris W. Hudson
                                            ----------------------------------
                                                 Harris W. Hudson
                                                 President

Dated: November 6, 2001


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     HARRIS W. HUDSON, INC., a Nevada
                                     corporation

                                         By: /s/ Harris W. Hudson
                                            ----------------------------------
                                                 Harris W. Hudson
                                                 President

Dated: November 6, 2001

                                    EXHIBITS


          1. Joint Filing Agreement (previously filed).

















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